                                                                   EXHIBIT 10.16



                                                         [Execution Counterpart]

                           WARRANT PURCHASE AGREEMENT


               WARRANT PURCHASE AGREEMENT dated as of December 21, 1998 (this "Agreement"), by and between HANWA CO., LTD., a Japanese corporation (the "Seller"), and HORSESHOE GAMING, LLC, a limited liability company organized under the laws of the State of Delaware (the "Purchaser).

                              W I T N E S S E T H:

               WHEREAS, YEWDALE HOLDINGS, LTD. ("Yewdale"), a company controlled by the Seller and beneficially owned by the Seller, is the registered owner of the warrants listed on Schedule A attached hereto (the "Warrants") issued by the Purchaser, representing the right to purchase in the aggregate up to SEVEN PERCENT (7.0%) of the ownership interests in the Purchaser, and which constitute all of the warrants issued by the Purchasers to Hanwa, Yewdale and their respective affiliates;

               WHEREAS, pursuant to a Letter of Intent dated May 1998, and various other letters subsequent thereto and conversations between the Purchaser and the Seller on which the Purchaser and the Seller reasonably have relied and were bound, the Seller and the Purchaser were contractually committed to a sale of the Warrants by the Seller and their purchase by the Purchaser as set forth in this Agreement; and

               WHEREAS, the Seller desires to sell and transfer the Warrants to the Purchaser, and the Purchaser desires to purchase the Warrants from the Seller, as previously agreed and as set forth in this Agreement;

               NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:


                             SECTION 1: DEFINITIONS

               In addition to the terms defined above, the following terms have the meanings defined unless the context otherwise requires:



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               "Closing" means the consummation of the warrant sale and purchase provided for in this Agreement.

               "Closing Date" means the date on which the Closing occurs pursuant to section 7.1 hereof.

               "Securities Act" means the Securities Act of 1933, as amended.


                          SECTION 2: PURCHASE AND SALE

               SECTION 2.1 Purchase and Sale of Warrants. Subject to the terms and conditions of this Agreement, at the Closing the Seller shall sell, assign, transfer, convey and deliver the Warrants to the Purchaser or to a person or entity designated by the Purchaser (a "Transferee"), or cause the Warrants to be sold, assigned, transferred, conveyed and delivered to the Purchaser or Transferee, by the owner thereof, free and clear of all liens, claims, charges, security interests, and other encumbrances of any nature. Such sale, transfer, conveyance and delivery shall be evidenced by delivery of the warrant certificates duly endorsed in blank.

               SECTION 2.2 Purchase Price. (a) The base purchase price for the Warrants, which represents the previously agreed upon price and an adjustment for the exercise price of the Warrants, shall be THIRTY-TWO MILLION SEVEN HUNDRED FORTY-FIVE THOUSAND DOLLARS ($32,745,000) (the "Base Purchase Price"), which amount shall be delivered in cash at the Closing in full payment for the Warrants by wire transfer.

               (b) In addition to the Base Purchase Price specified in section 2.2(a), which shall be payable at the Closing, the Additional Purchase Price described in section 2.3, shall be payable if and only if the conditions described in section 2.3 occur.

               SECTION 2.3 Additional Purchase Price. (a) Additional Purchase Price shall be payable if at any time within twelve months after the Closing of the sale of the Warrants pursuant to this Agreement, the Purchaser, or any persons owning or controlling, directly or indirectly, a majority interest in the Purchaser, shall enter into a binding agreement to be party to a Liquidity Transaction and, at any time thereafter, such Liquidity Transaction shall occur.



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               (b) A "Liquidity Transaction" shall mean the merger or
consolidation of the Purchaser with any unaffiliated other person, firm, corporation or other entity as the result of which the owners of the equity of the Purchaser own less than fifty percent of the combined entity, sale of more than fifty percent of the ownership interests of the Purchaser to an unaffiliated third party, or a sale of more than fifty percent, by value, of the assets of the Purchaser and its subsidiaries to an unaffiliated third party, provided the aggregate consideration given in such transaction, net of the costs and expenses of such transaction and net of the indebtedness assumed or taken subject to, corresponds to a net equity value placed on the Purchaser or its assets in excess of $470 million. If, for example, 100 percent of the Purchaser is conveyed in a Liquidity Transaction, the net equity value placed on the Purchaser in such Liquidity Transaction shall equal the aggregate consideration paid for the Purchaser, net of the costs and expenses of such transaction and net of the indebtedness assumed or taken subject to. If, for example, sixty percent of the Purchaser is conveyed in a Liquidity Transaction, the net equity value placed on the Purchaser in such Liquidity Transaction shall be the net aggregate consideration paid, net of the costs and expenses of such transaction and net of the indebtedness assumed or taken subject to, divided by SIX TENTHS (0.6).

               (c) If Additional Purchase Price is payable pursuant to this section 2.3, the amount of the Additional Purchase Price shall be ONE AND FOUR TENTHS PERCENT (1.4%) times the excess of the net equity value over $470 million.

               (d) If Additional Purchase Price is payable pursuant to this section 2.3, it shall be payable on the later of two business days after the closing of the Liquidity Transaction or the date on which the Purchaser or its owners, as the case may be, are paid the proceeds of such Liquidity Transaction. If the purchase price is paid to the Purchaser or its equity owners in installments, then the Additional Purchase Price shall be paid in parallel installments..

               (e) In determining whether a Liquidity Transaction has occurred and the aggregate consideration paid in such Liquidity Transaction, noncash consideration shall be valued at the fair market value thereof, as reasonably determined by the Purchaser. If Additional Purchase Price is payable in respect of a Liquidity Transaction in which all or part of the consideration is paid in stock, securities or other noncash consideration, the Additional Purchase Price shall include a ratable share of such noncash consideration and shall have a total value determined in accordance with section 2.3(c).

               (f) In determining whether a Liquidity Transaction has occurred and the aggregate consideration paid in such Liquidity Transaction, if the aggregate dividends and distributions paid to the equity owners of the Purchaser after March 31, 1998 and prior to



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or contemporaneously with the completion of such Liquidity Transaction shall exceed the net operating income of the Purchaser and its subsidiaries for the period from the establishment of the Purchaser, then the amount of such excess shall be treated as part of the aggregate consideration paid in such Liquidity Transaction.

               SECTION 2.4 Payment Instructions. The Base Purchase Price payable pursuant to section 2.2(a) and the Additional Purchase Price payable pursuant to section 2.3, if any, shall be paid by wire transfer in accordance with written instructions given by the Seller.


               SECTION 3: REPRESENTATIONS AND WARRANTIES OF SELLER

               The Seller represents and warrants to the Purchaser as follows:

               SECTION 3.1 Authority; Title to Warrants. The Seller has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other person. This Agreement will, when executed and delivered, constitute the valid and legally binding obligation of the Seller, enforceable against it in accordance with the terms hereof, except as may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws from time to time in effect affecting creditors' rights generally. The Seller represents and warrants that the Warrants are free and clear of all security interests, liens, claims, pledges, options, equities, charges and encumbrances. As of the Closing Date, and after giving effect to the sale of the Warrants, by delivery of the warrant certificates endorsed to the Purchaser or in blank, and assuming that the Purchaser has given value for the Warrants and is purchasing such Warrants in good faith and without notice of any adverse claim, encumbrance, defect or lien in respect of such Warrants, the Seller and/or its affiliates will be transferring to the Purchaser and/or its designees, good and valid title to the Warrants free and clear of all security interests, liens, claims, pledges, options, equities, charges and encumbrances.

               SECTION 3.2 Acceptance of Consideration. Acceptance by the Seller of the cash payment at the Closing shall constitute a confirmation by the Seller that all agreements and representations made herein by the Seller shall be true and correct at such time.

               SECTION 3.3 Consents and Approvals. Assuming the representations and warranties of the Purchaser contained in section 4.2 are true and



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correct, no consent, approval, authorization or order of any court or governmental body is required to be obtained by the Seller for the consummation of the sale of Warrants being sold or delivered by the Seller under this Agreement, provided however, the Seller makes no representation or warranty as to whether or not approval or other action by any Gaming Authority is required in connection with the sale of the Warrants.

               SECTION 3.4 Additional Representations and Warranties. (a) In making its decision to enter into this Warrant Purchase Agreement, and sell its Warrants as contemplated hereby, the Seller confirms to the Purchaser that it has sought and obtained financial advice from various financial consultants, including investment bankers, lawyers and accountants and further confirms that it has not relied upon any such advice from the Purchaser or the Purchaser's agent in making its decision to enter into this Warrant Purchase Agreement or to sell its Warrants.

               (b) In entering into and carrying out the terms and provisions of this Warrant Purchase Agreement, the Seller has not relied upon any projections, statements or other representations from the Purchaser as to the current net equity value of the Purchaser or the potential future results of operations from the conduct of the Purchaser's business. In addition, the Purchaser has not made any other representations, warranties or statements of any kind, whether oral or written, to the Seller regarding the Purchaser's financial condition, past, present or future, other than as expressly contained herein or in the Purchaser's audited and publicly available financial statements.

               (c) Prior to entering into this Warrant Purchase Agreement, the Seller has received and reviewed the Purchaser's most recent financial statements for the year ended December 31, 1997, for the first three quarters of 1998 and for the month of October, 1998. The Seller understands that the financial statements for the first three quarters of 1998 and for October, 1998 are not audited or certified by independent certified public accountants, and thus represent only management's best faith estimates as to the results of operations for such periods.

               (d) The Seller acknowledges that the Purchaser has neither solicited nor encouraged the Seller to sell the Warrants pursuant to this Warrant Purchase Agreement and the Seller confirms to the Purchaser that it is entering into this Warrant Purchase Agreement due to its own desire to dispose of the Warrants and to achieve its own internal corporate policies and objectives as a result of such sale.

               (e) The Seller acknowledges that the Purchaser has advised and fully disclosed to the Seller that the Purchaser has been approached and has considered, at various times over the past year or more, the possibility of entering into various forms of Liquidity Transactions with entities such as Players International, Apollo Real Estate,



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Hollywood Park, Inc. and others. In particular, the Purchaser has recently engaged in discussions with Hollywood Park, Inc. regarding the possibility of joint venturing two future casino and hotel developments, one in the State of Indiana and one in the State of Louisiana, and in connection with such discussions, Hollywood Park, Inc. has expressed serious interest in exploring the possibility of a merger, acquisition or other similar transaction with the Purchaser. To date, however, the Purchaser has not agreed to any merger, sale or other similar transaction, which would amount to a Liquidity Transaction as defined herein, with Hollywood Park, Inc. or any other person or entity. The Seller acknowledges it is aware that the gaming industry is undergoing a consolidation and that there may be opportunities in the near future for a Liquidity Transaction or a transaction in which the Purchaser acquires existing gaming companies or pursues licenses in new gaming jurisdictions which increase the value of the Purchaser. The Purchaser also has advised the Seller that it has entered into an agreement with Empress Entertainment to acquire ownership of its two casinos serving the Chicago market: one in Hammond Indiana and the other in Joliet, Illinois. The Purchaser has further disclosed to the Seller that there is nevertheless the possibility that a Liquidity Transaction could take place within the next twelve (12) months. Accordingly, given the possibility of such a Liquidity Transaction within the next twelve (12) months and the Seller's concern that the net equity value of the Purchaser could be in excess of $470 million, the Seller and the Purchaser have negotiated the provisions contained herein regarding the Additional Purchase Price to be paid to the Seller by the Purchaser in the event that a Liquidity Transaction is so entered into by the Purchaser within the next twelve (12) months at a net equity value in excess of $470 million, and the Seller has accepted such rights to receive the Additional Purchase Price in lieu of any amounts that the Seller would have been entitled to in the event of such a Liquidity Transaction had the Seller retained and exercised the Warrants.


             SECTION 4: REPRESENTATIONS AND WARRANTIES OF PURCHASER

               The Purchaser represents and warrants to the Seller as follows:

               SECTION 4.1 Power and Authority. The Purchaser has the capacity and authority to execute and deliver this Agreement, to perform hereunder, and to consummate the transactions contemplated hereby without the necessity of any act, approval or consent of any other person or entity whomsoever. This Agreement and each and every other agreement, document and instrument to be executed, delivered and performed in connection herewith constitutes or will, when executed and delivered, constitute the valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as may be limited by applicable equitable principles, or



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by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws from time to time in effect affecting creditors' rights generally.

               SECTION 4.2 Investment Representations. In the event that the Purchaser designates another person or entity as the Transferee of all or part of the Warrants, the Purchaser represents and warrants that:

               (a) The Transferee is acquiring the Warrants for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act.

               (b) The Transferee understands that the Warrants and the underlying interests in the Purchaser have not been registered under the Securities Act, or registered or qualified under any state securities or blue sky laws; and that the Warrants and such underlying interests must be held by it indefinitely unless a subsequent disposition thereof is registered under the Securities Act and registered or qualified under applicable state securities or blue sky laws, or is exempt from such registration and/or qualifications.

               (c) The Transferee further understands that the exemption from registration afforded by Rule 144 promulgated under the Securities Act (the provisions of which are known to it) depends upon the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

               (d) The Transferee has been afforded the opportunity during the course of negotiating the transactions contemplated by this Agreement to ask questions of, and to obtain such information from, the Purchaser, its officers and directors and the Seller and its officers and directors, as it deems necessary to evaluate the merits of entering into such transactions.

               (e) The Transferee has (i) such knowledge and experience in business and financial matters and with respect to investments in securities of privately-held companies so as to enable it to understand and evaluate the risks of such investment and to form an investment decision with respect thereto, and
(ii) no need for liquidity in its investment in the Warrants, and is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.

               (f) The Transferee acknowledges that the certificates representing the Warrants shall bear a legend concerning restrictions on disposition until such time as the Company receives an opinion of counsel reasonably satisfactory to it that the legend on



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such stock certificates may be removed under then applicable federal and state securities laws.

               SECTION 4.3 Acceptance of Warrants. The agreements and representations made by the Purchaser herein extend to all of the Warrants to be purchased by it or by Transferees. Acceptance by the Purchaser or one or more Transferees of the certificates representing the Warrants shall constitute a confirmation by the Purchaser that all agreements and representations made herein by the Purchaser shall be true and correct at such time.


           SECTION 5: CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

               The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived by the Purchaser in whole or in part.

               SECTION 5.1 Representations True at Closing. The representations and warranties made by the Seller in this Agreement or any document or instrument delivered to the Purchaser or its representatives hereunder shall be true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such time.

               SECTION 5.2 Covenants of the Seller. The Seller shall have duly performed all of the covenants, acts and undertakings to be performed by it on or prior to the Closing Date.

               SECTION 5.3 No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or that is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the business of the Company, if such action, proceeding, investigation, regulation or legislation, in the reasonable judgment of the Purchaser, would make it inadvisable to consummate such transactions.

               SECTION 5.4 Regulatory Approvals. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities whose approvals are required by law.



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               SECTION 5.5 Bank Approvals. Payment of the purchase price for the
Warrants as provided in this Agreement shall not be a violation of the agreement of the Purchaser with its first mortgage lenders.


            SECTION 6: CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

               The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived by the Seller in whole or in part.

               SECTION 6.1 Representations True at Closing. The representations and warranties made by the Purchaser in this Agreement or any document or instrument delivered to the Seller or their representatives hereunder shall be true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, except for changes contemplated by this Agreement.

               SECTION 6.2 Covenants of the Purchaser. The Purchaser shall have duly performed all of the covenants, acts and undertakings to be performed by it on or prior to the Closing Date.

               SECTION 6.3 No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or that is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or that is related to or arises out of the business of the Purchaser or the Company, if such action, proceedings, investigation, regulation or legislation, in the reasonable judgment of the Seller, would make it inadvisable to consummate the same.

               SECTION 6.4 Approvals. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities whose approvals are required by law.


                               SECTION 7: CLOSING



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               SECTION 7.1 Time and Place of Closing. The Closing shall be held at the offices of Breckenridge Law Office on a business day designated by the Purchaser not more than twenty days after the date of this Agreement (the "Closing Date"), at such time as the parties shall agree, or, if the parties so agree, by mail or facsimile transmission on such date, unless another place or date or manner of closing is agreed to by the Seller and the Purchaser.

               SECTION 7.2 Transactions at Closing. At the Closing, each of the following transactions shall occur:

               (a) Performance by the Seller. At the Closing, the Seller shall deliver to the Purchaser the following:

               (i) original certificates representing the Warrants, duly endorsed in blank or as directed by the Purchaser for transfer or accompanied by instruments of transfer reasonably satisfactory in form and substance to the Purchaser and its counsel;

               (ii) such other evidence of the performance of all covenants and satisfaction of all conditions required of the Seller by this Agreement, at or prior to the Closing, as the Purchaser or its counsel may reasonably require.

               (b) Performance by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller the following:

               (i) the amount of Base Purchase Price, by wire transfer in accordance with the written instructions of the Seller;

               (ii) such other evidence of the performance of all the covenants and satisfaction of all of the conditions required of the Purchaser by this Agreement at or before the Closing as the Seller or its counsel may reasonably require.


                          SECTION 8: GENERAL PROVISIONS

               SECTION 8.1 Release. The Seller, on behalf of itself, Yewdale and all their respective affiliated entities (the "Releasing Parties") hereby releases and forever discharges the Purchaser, its past, present and future subsidiaries, affiliates, officers, directors, employees, agents, stockholders, partners, managers, members, successors and assigns, both individually and in their official capacities with the Purchaser and such other affiliated entities, or any subsidiaries or affiliates of any of them as applicable (collectively, the released parties are herein referred to as the "Released Parties"), of and



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from any and all actions or causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, claims, charges, complaints, contracts, agreements, trespasses, damages, judgments, commissions, executions, demands and promises whatsoever, relating to the Warrants or the sale of the Warrants, in law or equity, which the Releasing Parties, or their successors or assigns, may now have or hereafter can, shall or may have against the Released Parties from the beginning of the world to the date of this Agreement. The
Seller is aware that it is releasing claims as to which it may be currently unaware and only may come to learn, but is nevertheless willing to enter into this release. It is the intention of the Seller that, notwithstanding the possibility that it or its counsel might discover or gain a more complete understanding of the facts, events or law which, if presently known or fully understood, would have affected this release, this release shall be deemed to have fully, finally and forever settled any and all claims without regard to the existence or subsequent discovery of different or additional facts, events, or laws.

               SECTION 8.2 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows:

               (a) If to the Seller:

               Hanwa Co., Ltd.
               New Hanwa Building
               1-13-10 Tsukiji
               Chuo-ku, Tokyo 104-8429

               (b) If to the Purchaser:

               Horseshoe Gaming, L.L.C.
               4024 Industrial Road
               Los Vegas, Nevada 80103


               (c) If delivered personally or by facsimile, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail, the date on which such notice, request, instruction or document is received shall be the date of delivery.



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               SECTION 8.3 Brokers. The Purchaser represents and warrants to the
Seller that no broker or finder has acted for it or any entity controlling, controlled by or under common control with it or them in connection with this Agreement other than Mr. Nobutaka Mutaguchi. The Purchaser shall pay the entire compensation due to Mr. Mutaguchi directly to him. The Seller represents and warrants to the Purchaser that no broker or finder has acted for it or any entity controlling, controlled by or under common control with it or them in connection with this Agreement. The Purchaser agrees to indemnify and hold harmless the Seller against any fee, loss or expense arising out of any claim by Mr. Mutaguchi or any other broker or finder employed or alleged to have been employed by the Purchaser, and the Seller agrees to indemnify and hold harmless the Purchaser against any fee, loss, or expense arising out of any claim by any broker or finder employed or alleged to have been employed by it.

               SECTION 8.4 Further Assurances. Each party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

               SECTION 8.5 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

               SECTION 8.6 Expenses. All expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transactions contemplated hereby, including without limitation all fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party that has incurred the same.

               SECTION 8.7 Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

               SECTION 8.8 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived,



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discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

               SECTION 8.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               SECTION 8.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


                                        HANWA CO., LTD.


                                        By: ________________________________

                                        Name: ______________________________

                                        Title: _____________________________



                                        HORSESHOE GAMING, LLC

                                        By:    HORSESHOE GAMING, INC.
                                               Its General Partner

                                               By:

                                               Name:

                                               Title:



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               Schedule A to
               Warrant Purchase Agreement

                                    Warrants

               1. Horseshoe Gaming, LLC Warrant No. 2, dated October 10, 1995, to Purchase 1,941,980 Units, issued to Yewdale Holdings Limited for 1.941980% interest in Horseshoe Gaming, LLC.

               2. Horseshoe Gaming, LLC Warrant No. 4, dated October 10, 1995, to Purchase 1,566,630 Units, issued to Yewdale Holdings Limited for 1.566630% interest in Horseshoe Gaming, LLC.

               3. Horseshoe Gaming, LLC Warrant No. 5, dated October 10, 1995, to Purchase 1,941,980 Units, issued to Yewdale Holdings Limited for 1.941980% interest in Horseshoe Gaming, LLC.

               4. Horseshoe Gaming, LLC Warrant No. 6, dated October 10, 1995, to Purchase 1,566,629 Units, issued to Yewdale Holdings Limited for 1.566629% interest in Horseshoe Gaming, LLC.